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Exhibit 10.5

AMENDED AND RESTATED LETTER OF CREDIT

AND

REIMBURSEMENT AGREEMENT

among

ARCH REINSURANCE LTD., as Obligor

ARCH REINSURANCE COMPANY, as Obligor

ALTERNATIVE RE LIMITED, as Obligor

ARCH INSURANCE COMPANY (formerly known as
First American Insurance Company), as Obligor

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

FLEET NATIONAL BANK, as Agent and Issuing Lender

Dated as of April 17, 2002 and

Amended and Restated as of August 12, 2003

i

Exhibit A—Form of Letters of Credit
Exhibit B—Form of Security Agreement
Exhibit C—Form of Standby Letter of Credit Application
Exhibit D—Form of Assignment and Acceptance
Schedule 1—Existing Letters of Credit
Schedule 2—Commitments and Notice Addresses of Lenders

ii

AMENDED AND RESTATED LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

        AMENDED AND RESTATED LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of April 17, 2002 and amended and restated as of August 12, 2003 (as further amended and supplemented from time to time, this "Agreement") by and among Arch Reinsurance Ltd. ("Reinsurance"), Arch Reinsurance Company ("Arch Company"), Alternative Re Limited ("Alternative") and Arch Insurance Company (formerly known as First American Insurance Company) ("Arch Insurance," each of Reinsurance, Arch Company, Alternative and Arch Insurance, individually, an "Obligor" and collectively, the "Obligors"), the lenders from time to time party to this Agreement (the "Lenders"), and Fleet National Bank ("Fleet"), as agent for the Lenders (when acting in such capacity and not as a Lender or the Issuing Lender, the "Agent") and as Issuing Lender (as defined below).

        WHEREAS, Fleet and the Obligors entered into a Letter of Credit and Reimbursement Agreement dated as of April 17, 2002, which Letter of Credit and Reimbursement Agreement was amended as of November 4, 2002 pursuant to that certain Letter of Credit and Reimbursement Agreement Amendment No. 1, as of November 27, 2002 pursuant to that certain Letter of Credit and Reimbursement Agreement Amendment No. 2, as of January 1, 2003 pursuant to that certain Letter of Credit and Reimbursement Agreement Amendment No. 3, as of March 27, 2003 pursuant to that certain Letter of Credit and Reimbursement Agreement Amendment No. 4, and as of July 11, 2003 pursuant to that certain Letter of Credit and Reimbursement Agreement Amendment No. 5 (as so amended and in effect immediately prior to the Amendment Effective Date defined below, the "Existing Agreement");

        WHEREAS, the Obligors have requested that the Facility be increased to an amount (including all Letter of Credit Obligations and Reimbursement Obligations for each Obligor) not to exceed $250,000,000 in the aggregate, and Fleet is amenable to such request provided that each of Barclays Bank and Comerica Bank become Lenders party to this Agreement with Commitments of $60,000,000 and $50,000,000, respectively;

        WHEREAS, Fleet has prior to the date hereof issued Letters of Credit for the account of Reinsurance in the face amount of $162,234,763.58, for the account of Arch Company in the face amount of $10,060,571.05, and for the account of Arch Insurance in the face amount of $11,428,305.00, each of which are further identified on Schedule 1 hereto and remain outstanding on the date hereof (the "Existing Letters of Credit"), which Existing Letters of Credit remain outstanding and shall be deemed to have been issued hereunder and governed by the terms and conditions hereof;

        NOW, THEREFORE, the parties hereto agree to amend and restate the Existing Agreement so that, as amended and restated, it provides in its entirety as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

        Section 1.1    Definitions.

        Unless the context clearly otherwise requires, the following terms shall have the following respective meanings:

        Adjusted Collateral Value means, with respect to any Obligor and at any date of determination, an amount equal to the sum of (A) (i) to the extent that such Investments are comprised solely of U.S. Government Securities, 90% of the market value of Investments in the Custodial Account established in the name of such Obligor, or (ii) to the extent that such Investments are not comprised solely of U.S. Government Securities, 86.96% of the market value of Investments in the Custodial Account established in the name of such Obligor, and (B) 100% of the amount of cash deposits in the Custodial Account established in the name of such Obligor. The Investments shall be "marked to market" by the Custodian on a daily basis but the Custodian shall provide only monthly reporting.

        Affiliate means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

        Aggregate Commitment means the sum of the Commitments of each of the Lenders.

        Alternative means Alternative Re Limited, a Bermuda company.

        Amendment Effective Date means the date on which all of the conditions set forth in Section 3.1 shall have been satisfied or waived by the Lenders and the Agent.

        Applicable Insurance Regulatory Authority means the insurance department or similar administrative authority or agency that has the principal regulatory jurisdiction over an Obligor.

        Arch Company means Arch Reinsurance Company, a Nebraska corporation.

        Arch Insurance means Arch Insurance Company (formerly known as First American Insurance Company), a Missouri corporation.

        Beneficiary means any Person designated a beneficiary of a Letter of Credit issued pursuant to this Agreement.

        Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in Detroit, Michigan, Hartford, Connecticut or New York, New York are authorized or required to close.

        Capital Lease means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

        Capital Lease Obligations means, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease. For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        Closing means the delivery of the executed Fundamental Documents by the parties thereto on the Amendment Effective Date.

        Closing Date means April 17, 2002.

        Collateral has the definition set forth in Section 2.10.

        Commitment means the obligation of each Lender to participate in the issuance, extension, modification or amendment of any Letters of Credit in an aggregate original face amount not to exceed the amount set forth opposite such Lender's name on the signature pages hereto.

        Constituent Documents means, with respect to any Corporation, such Corporation's certificate of incorporation, memorandum of association or other similar document concerning the formation, organization and existence of such Corporation required under the laws of the jurisdiction of organization of such Corporation, and such Corporation's by-laws or other similar document required under the laws of such jurisdiction of organization.

        Corporation includes companies, associations, corporations, partnerships, limited liability companies and other legal entities of all kinds.

        Custodial Account shall have, with respect to any Obligor, the meaning set forth in the Security Agreement executed and delivered by such Obligor.

        Custodian shall have the meaning set forth in the Custodian Agreement.

        Custodian Agreement means, collectively, any of the Custody Agreements dated on or about the Closing Date between Fleet, as Custodian, and each of Alternative, Reinsurance, Arch Company and Arch Insurance, a copy of which has been or will be delivered to the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

        Default means any event or condition specified in Section 6.1, which, upon the giving of notice, the lapse of time, or the happening of any further condition, would become an Event of Default.

        Dollar Equivalent means, with respect to any monetary amount in a currency other than United States Dollars, at any date of determination thereof, the amount of United States Dollars obtained by converting such currency involved in such computation into United States Dollars at the spot rate for the purchase of United States Dollars with the applicable currency as published in the Financial Times (or any successor thereto) on the date of such determination.

        Eligible Assignee means an Affiliate of a Lender or any commercial bank having total assets in excess of $3,000,000,000 as determined by the assigning Lender based on the most recent publicly available financial statements of such bank.

        Event of Default has the definition set forth in Section 6.1.

        Expiry Date means the date set forth in a Letter of Credit as the expiration date of such Letter of Credit, which is up to one year from the date of issuance of such Letter of Credit; provided with respect to a Five-Year Letter of Credit, such date may be up to five years from the date of issuance of such Five-Year Letter of Credit.

        Facility means the Letters of Credit that the Issuing Lender is willing to issue under this Agreement as determined in its sole and absolute discretion in an amount (including all Letter of Credit Obligations and Reimbursement Obligations for each Obligor) not to exceed at the time of issuance of any Letter of Credit $250,000,000 (United States Dollars or the foreign currency Dollar Equivalent of any of the following G7 nations: Canada, the European Union, Japan and United Kingdom) in the aggregate.

        Facility Termination Date means August 11, 2004.

        Federal Funds Rate means, for any period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Agent on such Business Day on such transactions as determined by the Agent.

        Fees means, collectively, the fees set forth or referred to in Section 2.7.

        Five-Year Letter of Credit means any Letter of Credit issued for the benefit of Lloyds of London or its affiliates under this Agreement having an expiry date five years from the date of issue.

        Fundamental Documents means and includes each of the following for the time being in force:

          (a)   this Agreement;

          (b)   the Letters of Credit;

          (c)   the Security Agreement;

          (d)   the Custodian Agreement; and

          (e)   any other Security Documents.

        GAAP shall mean U.S. generally accepted accounting principles in effect from time to time.

        Guarantee means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

        Indebtedness means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Guarantees by such Person of Indebtedness of others; (g) Rate Hedging Obligations of such Person; and (h) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP or SAP, as applicable, would be shown as a liability on the consolidated balance sheet of such Person.

        Interest Rate means the rate of interest per annum equal to two percentage points (2%) above the Prime Rate from time to time in effect, not to exceed the maximum rate of interest permitted by applicable law.

        Investment means (i) U.S. Government Securities and (ii) debt securities of corporate issuers which (x) are denominated in United States Dollars, (y) in the aggregate have an average weighted minimum rating of not less than AA- by S&P and Aa3 by Moody's and (z) individually have a minimum rating of not less than BBB by S&P and Baa2 by Moody's, provided, however, that, for purposes of the foregoing clause (ii) and with respect to each Obligor, no more than 10% of the aggregate Investments maintained in the Custodial Account established in the name of such Obligor may consist of debt securities of corporate issuers with a rating of A or BBB by S&P and A or Baa by Moody's.

        ISP means the International Standby Practices (ISP 1998), International Chamber of Commerce Publication No. 590.

        Issuing Lender means Fleet in its capacity as the Letter of Credit issuing Lender.

        Lenders mean the banks and other financial institutions that are or become parties to this Agreement and each of their respective successors and permitted assigns, including the Issuing Lender.

        Letter(s) of Credit means the irrevocable standby letters of credit issued under this Agreement, including the Existing Letters of Credit.

        Letter of Credit Obligations means, with respect to any Obligor, as at any date of determination thereof, on an aggregate basis for all Letters of Credit issued at the request of such Obligor, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit (assuming, notwithstanding any provision of a Letter of Credit to the contrary, that such Beneficiary was then entitled to draw the full amount remaining available thereunder) but which has not been drawn as of that date (for purposes of any Letters of Credit denominated in the currency of Canada, the European Union, Japan or the United Kingdom, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit shall be deemed to be the Dollar Equivalent of such amount as of such date).

        Lien means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

        Majority Lenders means, on any date of determination, Lenders which collectively have on such date Pro Rata Shares of at least 66 and 2/3% in the aggregate, provided, however, that notwithstanding the foregoing, in no event shall fewer than two (2) of the Lenders be deemed to constitute the Majority Lenders.

        Moody's means Moody's Investor Service, Inc. or any successor thereto.

        Net Worth means the excess of total assets over total liabilities of any Person which shall be determined on a consolidated basis in accordance with GAAP.

        Obligor means, individually, each of Alternative, Reinsurance, Arch Company and Arch Insurance.

        Parent means Arch Capital Group Ltd., a Bermuda company.

        Person means and includes an individual, a partnership, trust, estate, corporation, company, unincorporated organization, limited liability company and a government or any agency, instrumentality or political subdivision thereof.

        Prime Rate means the variable per annum rate of interest so designated from time to time by the Agent as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

        Prohibited Transaction means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which there is no applicable statutory or regulatory exemption (including a class exemption or an individual exemption).

        Pro Rata Share means, with respect to each Lender, the percentage participation of such Lender in the Aggregate Commitment, as set forth on Schedule 2 hereto, provided, however, that with respect to any portion of a drawing for which the Issuing Lender has not requested that the other Lenders pay to the Issuing Lender their respective Pro Rata Shares of such drawing in accordance with Section 2.1(c) hereof, and solely for purpose of allocating the repayment of any such drawing (and not for the purpose of allocating any fees payable hereunder or any voting or consent rights provided hereunder), the Issuing Lender's Pro Rata Share shall be deemed to be 100% and the Pro Rata Share of each of the other Lenders shall be deemed to be 0%.

        Property means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        Rate Hedging Obligations means, for any Person, any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, or any similar derivative transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

        Reimbursement Obligations means, with respect to any Obligor, all obligations of such Obligor pursuant to Section 2.2 to reimburse the Agent for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, for payments made by the Lenders upon any drawings under any Letter of Credit issued at the request of such Obligor and to pay to the Agent for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, all other amounts that are payable by such Obligor to the Lenders pursuant to this Agreement and the other Fundamental Documents. For purposes of drawings under any Letters of Credit denominated in the currency of Canada, the European Union, Japan or the United Kingdom, the amount of such drawing shall be deemed to be the Dollar Equivalent of such amount as of the date of repayment of such drawing, provided, however, that, solely for the purpose of determining an Obligor's compliance with the requirements of Section 5.1(c) hereof and Section 1 of the applicable Security Agreement on any given date, the amount of any such unreimbursed drawing shall be deemed to be the Dollar Equivalent of such amount as of such date.

        Reinsurance means Arch Reinsurance Ltd., a Bermuda company.

        Responsible Officer means, with respect to the Agent and any Lender, the Person or Persons to whom for the time being communications are required to be addressed pursuant to the provisions of any relevant document, and with respect to any Corporation other than the Agent or any Lender, any director, chairman of the Board of Directors, the managing director, any deputy managing director, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer or any attorney-in-fact authorized to perform functions similar to those performed by any of the above-mentioned officers.

        SAP means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that are to be used in making the calculations for purposes of determining compliance with this Agreement.

        SAP Financial Statements means the financial statements of an Obligor which have been submitted or are required to be submitted to the Applicable Insurance Regulatory Authority.

        S&P shall mean Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. or any successor thereto.

        Security Agreement means, collectively, each of the Amended and Restated Security Agreements dated on or about the date hereof, substantially in the form of Exhibit B hereto, between the Agent and each Obligor, as the same may be amended, supplemented, restated or otherwise modified from time to time securing its obligations under this Agreement and the Letters of Credit.

        Security Documents means, collectively, the Security Agreement and each other instrument or agreement that secures or guarantees the Reimbursement Obligations.

        Tax means any present or future tax, rate, duty, impost, governmental charge or levy, including, without limitation thereto, any corporation, income (other than any taxes imposed on or measured by the gross income or profits of any Lender), value added, capital gains, sales, transfer, use, excise, occupation, franchise, property, stamp or other tax or duty and any license, registration and recording fee and all penalties, fines, interest imposed, assessed or otherwise payable in respect of any of the foregoing and all deductions or withholdings required to be made in respect of any of the foregoing levied, assessed, charged or required by any government or taxing authority in any country.

        U.S. Government Securities means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States, or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes. In no event shall U.S. Government Securities include any security providing for the payment of interest only.

        Section 1.2 Interpretation.

        (a)   The terms "hereof," "hereunder" and "herein" refer to this Agreement as a whole.

        (b)   References by number to Sections, Schedules and Exhibits refer to the Sections, Schedules and Exhibits of this Agreement unless otherwise stated.

        (c)   The singular form of any word also refers to the plural form of such word, and vice versa, and any word of any particular gender includes the correlative words of the other genders.

        (d)   Any references in this Agreement to one or more items preceded by the word "including" shall not be deemed limited to the stated items but shall be deemed without limitation.

ARTICLE II

TERMS OF THE LETTER OF CREDIT FACILITY

        Section 2.1    The Letters of Credit.

        (a)   On the terms and subject to the further conditions hereinafter set forth and upon satisfaction of the conditions set forth in Article III, the Issuing Lender hereby agrees to issue on and after the Amendment Effective Date Letters of Credit, each dated the date of its issuance, substantially in the form of Exhibit A hereto and in the aggregate issued at any one time in a face amount not to exceed $250,000,000 (United States Dollars)(provided that at the time of issuance of any Five-Year Letter of Credit the face amount of all Five-Year Letters of Credit outstanding after giving effect to the issuance thereof in the aggregate shall not exceed $110,000,000 (United State Dollars)). and so long as (after giving effect to the issuance of the requested Letter of Credit) the Adjusted Collateral Value for any Obligor is not less than the sum of all amounts then outstanding with respect to the Letter of Credit Obligations and Reimbursement Obligations for such Obligor, as more specifically set forth below in Section 2.1(b). Each such Letter of Credit shall be irrevocable and, unless its terms provide otherwise, shall expire on the Expiry Date. Each such Letter of Credit (other than the Five-Year Letters of Credit) shall contain language substantially as follows: "This Letter of Credit shall be deemed automatically extended without amendment for one year from the expiration date or any future expiration date, unless thirty (30) days prior to any expiration date, we notify you by registered mail that this Letter of Credit will not be renewed for any such additional period." So long as any Letter of Credit (including any Five-Year Letter of Credit) is outstanding and has not expired, this Agreement shall continue to be in full force and effect with respect to such Letter of Credit, provided, however, that no Letter of Credit shall be renewed, nor shall any Letter of Credit be issued, on or after the Facility Termination Date.

        (b)   An Obligor may, from time to time, request that the Issuing Lender issue Letters of Credit during the period from the date hereof to but not including the Facility Termination Date in an aggregate face amount (together with the Letter of Credit Obligations and Reimbursement Obligations for such Obligor) at any time issued up to but not exceeding the Facility; provided however, (i) the aggregate amount of Letter of Credit Obligations and Reimbursement Obligations for such Obligor at any time issued shall not exceed the Adjusted Collateral Value for such Obligor and (ii) the aggregate face amount of all Letters of Credit issued under this Agreement, at the time of issuance of any Letter of Credit, shall not exceed $250,000,000 (United States Dollars). The Obligor shall make such request by executing and delivering to the Agent and the Issuing Lender the Issuing Lender's then standard form standby letter of credit application and related documentation (in hardcopy and/or electronic format acceptable to the Issuing Lender). The current standard form standby letter of credit application is attached as Exhibit C hereto. If there shall exist any inconsistency between the terms of this Agreement (and the Security Documents) and any such documentation relating to a Letter of Credit issued under this Section 2.1(b), the terms of this Agreement (and the Security Documents) shall control. The Agent shall, on a monthly basis, provide each of the Lenders with a schedule identifying each issued and outstanding Letter of Credit, on an Obligor-by-Obligor basis, which schedule shall separately identify any Five-Year Letters of Credit.

        (c)   Each of the other Lenders severally agrees to participate with the Issuing Lender in the extension of credit arising from the issuance of the Letters of Credit in an amount equal to such Lender's Pro Rata Share of such extension of credit, and the issuance of a Letter of Credit shall be deemed a confirmation to the Issuing Lender of such participation in such amount. The Issuing Lender shall request that the other Lenders pay to the Issuing Lender their respective Pro Rata Shares of any unreimbursed draw under any Letter of Credit by contacting each Lender telephonically at any time after the Issuing Lender has received notice of or request for such draw, and specifying the amount of such draw, such Lender's Pro Rata Share thereof, and the date on which such draw is to be made or was made, provided, however, that the Issuing Lender shall not request the other Lenders to make any payment under this Section 2.1(c) in connection with any portion of a draw for which the Issuing Lender has been reimbursed by the applicable Obligor (unless such reimbursement has been thereafter rescinded or recovered by the applicable Obligor). Upon receipt of any request for payment from the Issuing Lender, each of the other Lenders shall pay to the Issuing Lender such Lender's Pro Rata Share of the unreimbursed portion of such draw, together with, if such amount is not paid to the Issuing Lender within one (1) Business Day of the Issuing Lender's request for payment, interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such draw to the date on which such Lender makes payment. Each Lender's obligation to make such payment to the Issuing Lender shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Event of Default, or the failure of any other Lender to make any payment under this Section 2.1(c), and each Lender further agrees that such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (d)   The Existing Letters of Credit shall be deemed to have been issued pursuant to the terms of Section 2.1(a) hereof and shall be participated in by the Lenders as set forth in Section 2.1(c). This Agreement shall constitute all of the terms and conditions with respect to the Existing Letters of Credit and supersedes any and all prior agreements, oral or written (other than the Existing Letters of Credit themselves and the related standby letter of credit applications, each of which shall remain in full force and effect), between the Issuing Lender and the Obligors with respect to the Existing Letters of Credit.

        Section 2.2    Reimbursement; Lender's Responsibility.

        (a)   The Issuing Lender shall notify the Agent, the other Lenders and the applicable Obligor of a drawing under any Letter of Credit issued at the request of such Obligor on or prior to the date of payment of such drawing by contacting the Agent, the other Lenders and such Obligor telephonically. Reimbursement by such Obligor of the amount of each such drawing is due and payable in full (i) on the same day that the Issuing Lender honors such drawing, if the foregoing notice is received before 1:00 p.m. (Connecticut time) on the date of such drawing or (ii) on the Business Day immediately following the date of such drawing, if the foregoing notice is received after 1:00 p.m. (Connecticut time) on the date of such drawing, and each Obligor absolutely and unconditionally agrees to pay or cause to be paid to the Agent, for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, on such date, without demand, the amount of any drawing under a Letter of Credit issued at the request of such Obligor.

        (b)   Each Obligor, absolutely and unconditionally, agrees to pay, or cause to be paid, to the Agent for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, on demand, interest at the Interest Rate on any amount (including on overdue interest to the extent permitted by law) due by such Obligor hereunder that is not paid when due, for each day such amount is unpaid.

        (c)   Except as set forth in Section 2.7 and Section 8.5(a), each Obligor shall be liable to the Agent and the Lenders only for those amounts that are incurred by the Lenders hereunder or under the Security Agreement executed by such Obligor and shall have no liability for the obligations of any other Obligor, it being acknowledged and agreed by the Agent and the Lenders that the execution and delivery of this Agreement by more than one Obligor is for purposes of convenience only and that each Obligor is deemed to have entered into a completely separate reimbursement and security arrangement with the Agent and the Lenders and with no other parties.

        Section 2.3    Pro Rata Treatment.

        (a)   Except as otherwise provided herein, (i) the Letter of Credit Obligations and the Reimbursement Obligations shall be made or allocated among the Lenders pro rata according to their respective Pro Rata Shares, (ii) each payment of the Reimbursement Obligations and interest thereon shall be made or shared among the Lenders pro rata according to their respective Pro Rata Shares and (iii) each payment of the fees hereunder (other than the Letter of Credit issuance fees described in Sections 2.7(a)(i), (ii) and (iii) hereof, which shall be allocated among the Lenders as specifically provided in such Sections, and the charges, costs and fees described in Section 2.7(v) hereof, which shall be retained by the Issuing Lender) shall be shared among the Lenders pro rata according to their respective Pro Rata Shares.

        (b)   If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Reimbursement Obligations due to it (other than pursuant to Section 2.6) in excess of its Pro Rata Share of payments on account of the Reimbursement Obligations due to all of the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Reimbursement Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is then recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Obligor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.3(b) may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Obligor in the amount of such participation.

        Section 2.4    Obligations of Issuing Lender.

        Whenever the Issuing Lender receives a demand for payment under a Letter of Credit, it will promptly examine the demand to determine whether or not it is in conformity with such Letter of Credit under which it is presented.

        Section 2.5    Unconditional Obligations of the Obligors.

        Each Obligor agrees with the Agent and the Lenders that the following provisions shall apply with respect to each Letter of Credit issued for its account:

  (a)
  Except as otherwise expressly stated in any Letter of Credit, but without limiting any provision of this Agreement or any Letter of Credit, there may be accepted or honored as complying with such Letter of Credit any documents of any character that comply with the provisions and interpretations contained in the ISP.

  (b)
  Neither the Agent, the Issuing Lender, any other Lender nor any of their respective correspondents or agents shall be responsible for: (i) the truth or accuracy of any statement contained in any document received under the Letters of Credit; (ii) the validity, sufficiency or genuineness of any such document believed by the Issuing Lender in good faith and in the exercise of ordinary care to be valid, even if wholly fraudulent or forged; (iii) any breach of contract between an Obligor or any other Person and the beneficiary of any Letter of Credit; (iv) interruptions or delays in the transmission or delivery of messages, by mail, courier service or electronic means, whether in cipher or not; (v) any errors or omissions in the translation of any document; (vi) failure or delay in giving any notice or in complying with any other formality; (vii) delay in arrival or failure to arrive of any property or required instrument or document; (viii) failure of any document to bear adequate reference to a Letter of Credit, or failure of any Person to note the amount of any payment on the reverse side of a Letter of Credit or to surrender or to take up a Letter of Credit or to send forward documents as required by the terms of a Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by the Issuing Lender; (ix) the fact that any instructions, oral or written, given to the Issuing Lender purporting to have been given by or on behalf of any Obligor and believed by the Issuing Lender in good faith and in the exercise of ordinary care to be valid which pertain to the issuance of any Letter of Credit, any extension, increase or other modification of any Letter of Credit or other action to be taken or omitted with reference thereto, were wholly or partly insufficient, erroneous, unauthorized or fraudulent; or (x) any other act or omission as to which banks are relieved from responsibility under the terms of the ISP, provided that none of the contingencies referred to in subparagraphs (i) through (x) of this paragraph (b) is attributable to the gross negligence or willful misconduct of the Issuing Lender or any of its correspondents or agents, provided, further, that the Agent and the Lenders (other than the Issuing Lender) shall have no liability for and shall not be responsible for the gross negligence or willful misconduct of the Issuing Lender or any of its correspondents or agents; but the happening of any one or more of such contingencies shall not affect, impair or prevent the vesting of any of the rights or powers of the Agent, the Issuing Lender, or any other Lender hereunder.

  (c)
  Each Obligor will, without expense to the Agent, the Issuing Lender, or any other Lender, procure or cause to be procured promptly all necessary licenses which are required with respect to the transaction(s) which is/are the subject of any Letter of Credit issued for such Obligor or to which any such Letter of Credit relates, will comply with or cause to be complied with all applicable governmental regulations in regard thereto, and will furnish or cause to be furnished to the Agent such documents and certificates in respect thereof as the Agent and/or the Issuing Lender may reasonably require.

  (d)
  Each Obligor hereby agrees to indemnify and hold harmless the Agent, the Issuing Lender and each of the other Lenders from and against all liability, loss or expense (including reasonable legal fees, court costs and other expenses which the Agent, the Issuing Lender or such other Lenders may incur in enforcing their rights hereunder) incurred as a consequence of (i) any failure on the part of such Obligor duly to perform its agreements contained in this Section 2.5, (ii) any action taken or omitted by the Issuing Lender or any of its correspondents in relation to any Letter of Credit issued at the request of or on behalf of such Obligor, or (iii) any claims asserted by any party to any transaction in connection with which such Letters of Credit are issued, except such liability, loss or expense, if any, as is incurred as a result of the gross negligence or willful misconduct on the part of the Issuing Lender or of any of its correspondents.

        Section 2.6    Regulatory Requirements; Additional Costs.

        Each Obligor shall pay to the Lenders from time to time upon demand such amounts as any of the Lenders determines in its sole discretion is necessary to compensate such Lender for any costs attributable to the Issuing Lender's issuing or having outstanding, or such Lender's participation in, or such Lender's making payment under, any Letter of Credit issued at the request of such Obligor resulting from the application of any domestic or foreign law or regulation or the interpretation or administration thereof applicable to such Lender regarding any reserve, assessment, capitalization (including the cost of maintaining capital sufficient to permit issuance of the Letters of Credit, provided the cost attributed to the Letters of Credit is determined in good faith by any reasonable method) or similar requirement whether existing at the time of issuance of any such Letter of Credit or adopted thereafter, including, without limitation, any reduction in amounts receivable hereunder as a result of any change in applicable law, treaty, regulation, policy or directive, or the imposition of any Tax or increase in any existing Tax, applicable to the transactions contemplated hereunder or the commitments of the Lenders hereunder.

        Section 2.7    Fees.

        (a)   Each Obligor agrees to pay the following fees with respect to Letters of Credit issued at the request of such Obligor:

          (i)    a Letter of Credit issuance fee payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December with respect to each Letter of Credit outstanding during such quarter (other than a Five-Year Letter of Credit) in an amount equal to .50% per annum of the maximum face amount of such Letter of Credit, which Letter of Credit issuance fee shall be payable to the Agent for the account of the Issuing Lender and the other Lenders and, notwithstanding Section 2.3(a) hereof, shall be distributed (for the period after the Amendment Effective Date only; all amounts payable with respect to the period from July 1, 2003 through the Amendment Effective Date to be retained by the Agent) among the Lenders as follows: (A) to the Issuing Lender, an amount equal to .50% per annum of the Issuing Lender's Pro Rata Share of the maximum face amount of such Letter of Credit and an amount equal to .05% per annum of the other Lenders' Pro Rata Shares of the maximum face amount of such Letter of Credit, and (B) to each of the other Lenders, an amount equal to .45% per annum of such Lender's Pro Rata Share of the maximum face amount of such Letter of Credit;

          (ii)   notwithstanding Section 2.7(a)(i) hereof, in the event that either Alternative or Arch Insurance requests the issuance of a Letter of Credit (other than a Five-Year Letter of Credit) hereunder and the Collateral consists solely of U.S. Government Securities, the Letter of Credit issuance fee payable quarterly in arrears with respect to such Letter of Credit shall be an amount equal to .30% per annum (calculated based upon a 360-day year and actual days elapsed) of the maximum face amount of the Letter of Credit, which Letter of Credit issuance fee shall be payable to the Agent for the account of the Issuing Lender and the other Lenders and, notwithstanding Section 2.3(a) hereof, shall be distributed (for the period after the Amendment Effective Date only; all amounts payable with respect to the period from July 1, 2003 through the Amendment Effective Date to be retained by the Agent) among the Lenders as follows: (A) to the Issuing Lender, an amount equal to .30% per annum of the Issuing Lender's Pro Rata Share of the maximum face amount of such Letter of Credit, and (B) to the other Lenders, an amount equal to .30% per annum of such Lender's Pro Rata Share of the maximum face amount of such Letter of Credit

          (iii)  a Five-Year Letter of Credit issuance fee payable quarterly in arrears (and calculated based upon a 360-day and actual days elapsed) on the last Business Day of each March, June, September and December with respect to each Five-Year Letter of Credit in an amount equal to .65% per annum of the maximum face amount of such Five-Year Letter of Credit outstanding during such quarter, which Letter of Credit issuance fee shall be payable to the Agent for the account of the Issuing Lender and the other Lenders and, notwithstanding Section 2.3(a) hereof, shall be distributed (for the period following the Amendment Effective Date; all amounts payable with respect to the period from July 1, 2003 through the Amendment Effective Date to be retained by the Agent) among the Lenders as follows: (A) to the Issuing Lender, an amount equal to .65% per annum of the Issuing Lender's Pro Rata Share of the maximum face amount of such Letter of Credit and an amount equal to .10% per annum of the other Lenders' Pro Rata Shares of the maximum face amount of such Letter of Credit, and (B) to the other Lenders, an amount equal to .55% per annum of such Lender's Pro Rata Share of the maximum face amount of such Letter of Credit;

          (iv)  if the entire amount of any Reimbursement Obligation or any Letter of Credit issuance fee is not paid in full within ten (10) days after the same is due, a late fee equal to five percent (5%) of the required payment to be paid to the Agent for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders; and

          (v)   all other charges, costs and fees customarily imposed by the Issuing Lender in connection with the issuance of letters of credit, which charges, costs and fees shall be paid to the Agent for the account of the Issuing Lender.

        (b)   Reinsurance agrees to pay the following fees:

          (i)    a Letter of Credit unused fee to be paid to the Agent for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December, commencing on September 30, 2003 equal to .15% per annum of an amount equal to $250,000,000 minus the total Letter of Credit Obligations from time to time outstanding, provided, that for purposes of the Letter of Credit unused fee payable on September 30, 2003, such fee shall, for the period from the period from July 1, 2003 through the Amendment Effective Date, be equal to .15% per annum of an amount equal to $200,000,000 minus the total Letter of Credit Obligations from time to time outstanding, and for the period from the Amendment Effective Date through September 30, 2003, be equal to .15% per annum of an amount equal to $250,000,000 minus the total Letter of Credit Obligations from time to time outstanding; and

          (ii)   a Letter of Credit upfront fee to be paid to the Agent for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, prior to or on the Amendment Effective Date equal to .075% of the Facility.

        Section 2.8    Payments and Computations.

        (a)   All payments to be made by or on behalf of an Obligor under this Agreement shall be made to the Agent, for the account of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, not later than 3:00 p.m. Connecticut time, on the date when due, in United States Dollars, in immediately available funds by federal funds wire to the Agent at:

ABA No.	011900571
For Credit to Account No.	151035110055 Fleet Bank Connecticut Commercial Loan Services Bank/Obligor #: 20 / 0000274563 Reference: Arch Capital Group Ltd.

        or to such other address or account, or to the attention of such other Person as the Agent shall notify the applicable Obligor.

        All payments by the Obligors under this Agreement shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes (other than any taxes imposed on or measured by the gross income or profits of any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Obligors are compelled by law to make such deduction or withholding. If any such obligation is imposed upon any Obligor with respect to any amount payable by it hereunder, it will pay to Agent, on the date on which such amount becomes due and payable hereunder and in United States Dollars, such additional amount as shall be necessary to enable each Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon such Obligor. If, at any time, any Lender, or any permitted assignee of such Lender hereunder (an "Assignee"), is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof, such Lender or the Assignee shall deliver to the Obligors, through the Agent, on the date it becomes a party to this Agreement, and at such other times as may be necessary in the determination of the Obligors in their reasonable discretion, such certificates, documents or other evidence, properly completed and duly executed by such Lender or the Assignee (including, without limitation, Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service) to establish that such Lender or the Assignee is not subject to deduction or withholding of United States Federal Income Tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender or the Assignee of principal, interest, fees or other amounts payable hereunder. The Obligors shall not be required to pay any additional amount to such Lender or any Assignee under this Section 2.8(a) if such Lender or such Assignee shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if any Lender or any Assignee shall have satisfied such requirements on the date it became a party to this Agreement, nothing in this Section 2.8(a) shall relieve the Obligors of their obligation to pay any additional amounts pursuant to this Section 2.8(a) in the event that, as a result of any change in applicable law, such Lender or such Assignee is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Lender or the Assignee is not subject to withholding as described in the immediately preceding sentence.

        (b)   The Agent shall disburse to the Issuing Lender and, subject to Section 2.3(a), the other Lenders each such payment received by the Agent therefor promptly upon receipt in like funds as received. If such payment is not made available by the Agent to any Lender within one (1) Business Day of the Agent's receipt of payment from the applicable Obligor, such Lender shall be entitled to recover such amount from the Agent with interest thereon at a rate per annum equal to the Federal Funds Rate.

        (c)   All payments made by or on behalf of an Obligor hereunder shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest) by such Obligor, then to accrued interest with respect to the Reimbursement Obligations of such Obligor, and the balance on account of outstanding principal with respect to the Reimbursement Obligations of such Obligor; provided, however, that upon the occurrence and during the continuation of an Event of Default, payments will be applied to the obligations of such Obligor to the Lenders as the Agent determines in its sole discretion (but not to the obligations of any other Obligor).

        (d)   All payments which shall be due hereunder on a day that is not a Business Day shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

        (e)   Computations of interest hereunder and computations of fees stated to be on an annual basis shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

        Section 2.9    Failure to Pay the Agent.

        The Agent may assume that each Obligor has made such payment in full to the Agent on the due date therefor and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent an Obligor shall not have so made such payment in full to the Agent, such Lender shall repay to the Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds

Rate. A certificate of the Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.9 shall be conclusive in the absence of demonstrable error.

        Section 2.10    Collateral Security.

        All of the obligations of each Obligor to the Agent, the Issuing Lender and the other Lenders under this Agreement and the other Fundamental Documents shall be secured by a security interest and pledge granted by such Obligor, as security for such Obligor's obligations under this Agreement and the Letters of Credit issued at the request of such Obligor, in favor of the Agent, for the benefit of the Agent and the ratable benefit of the Lenders, in the securities and other collateral described in the applicable Security Agreement (together with all property or interests therein and all income therefrom and proceeds thereof, collectively, the "Collateral").

ARTICLE III

CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT

        Section 3.1    Conditions Precedent to Closing and Issuance of Initial Letters of Credit.

        The obligations of the Issuing Lender (in its sole and absolute discretion) to issue any Letter of Credit under this Agreement on or after the Amendment Effective Date are subject to the satisfaction, prior to or concurrently with the issuance of any such Letter of Credit, of the following conditions precedent:

        (a)   Fundamental Documents. Each of the Obligors shall have executed and delivered to the Agent, with original executed copies for each Lender, each Fundamental Document required hereunder, which shall be in full force and effect.

        (b)   Proof of Corporate Action. The Agent shall have received, with original executed copies for each Lender, a certificate of the Secretary or an Assistant Secretary, or the equivalent thereof, of each Obligor, dated the date hereof, setting forth resolutions of the Board of Directors, or the equivalent thereof, of such Obligor approving the transactions contemplated by this Agreement and the other Fundamental Documents and authorizing the execution, delivery and performance by such Person of this Agreement and the other Fundamental Documents to which such Person is a party, which certificates shall state that such resolutions are in full force and effect without amendment.

        (c)   Incumbency Certificates. The Agent shall have received, with original executed copies for each Lender, a certificate of the Secretary or Assistant Secretary, or the equivalent thereof, of each Obligor, dated the date hereof, setting forth the names and containing a specimen signature of each officer and director of such Person authorized to sign this Agreement and the other Fundamental Documents to which such Person is a party and to give notices and to take other action on behalf of such Obligor hereunder and in relation to the Collateral.

        (d)   Bermuda Requirements. The Agent shall have received a certificate of compliance issued by the Bermuda Regulatory Authority (Registrar of Companies and the

Bermuda Monetary Authority) for each of the Parent, Alternative and Reinsurance, in form and substance satisfactory to the Agent.

        (e)   Legal Opinions. The Agent shall have received signed legal opinions of counsel for each Obligor, with original executed copies for each Lender, each in form and substance satisfactory to the Agent, which opinions shall be addressed to and allow reliance thereon by the Agent and each of the Lenders and their respective successors and permitted assigns.

        (f)    Proceedings and Documents. All corporate and other proceedings and all other matters in connection with the transactions contemplated by this Agreement (including, without limitation, all regulatory and third party approvals), the other Fundamental Documents and all other documents incidental hereto and thereto, including all opinions of counsel, shall be reasonably satisfactory in form and substance to the Agent.

        Section 3.2    Additional Conditions Precedent to the Issuance of Letters of Credit.

        The obligations of the Issuing Lender to issue any Letter of Credit under this Agreement on or after the Amendment Effective Date (including pursuant to Section 2.1(a)) are subject to the further conditions precedent that, both immediately prior to the issuance of such Letter of Credit and also after giving effect thereto:

        (a)   no Default shall have occurred and be continuing;

        (b)   the representations and warranties made by each Obligor in this Agreement and each of the Fundamental Documents shall be true and complete on and as of the date of the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

        (c)   there has been no material adverse change in the financial condition, operations, properties, business or prospects of the Parent or any Obligor since the date of this Agreement;

        (d)   the Issuing Lender and the Agent shall have received a request for a Letter of Credit as provided in Section 2.1(b);

        (e)   the Issuing Lender and the Agent shall have received evidence satisfactory to it (i) that the Adjusted Collateral Value of the Obligor requesting the issuance of the Letter of Credit is not less than the sum of all amounts then outstanding with respect to Letter of Credit Obligations and Reimbursement Obligations of such Obligor, taking into account the amount of the requested Letter of Credit, (ii) that each of the Investments utilized in the calculation of such Obligor's Adjusted Collateral Value has been deposited into the Custodial Account maintained by such Obligor, and (iii) that the aggregate face amount of all Letters of Credit issued under this Agreement (taking into account the requested Letter of Credit) does not exceed $250,000,000 (United States Dollars);

        (f)    the Net Worth of the Parent shall be no less than $750,000,000; and

        (g)   with respect to any Letter of Credit requested by Arch Insurance, such Letter of Credit shall be issued solely for purposes of reinsurance and in connection with securing real estate leases for Arch Insurance.

        Each request for a Letter of Credit by an Obligor hereunder shall constitute a certification by the Obligor to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Obligor otherwise notifies the Lender prior to the date of such Letter of Credit issuance, as of the date of such issuance).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        In order to induce the Agent and the Lenders to enter into this Agreement and the Issuing Lender to issue the Letters of Credit, each Obligor for itself hereby represents and warrants that:

        Section 4.1    Corporate Existence and Power.

        Such Obligor (a) is a company or corporation duly organized, validly existing without limitation of its corporate existence and in good standing under the laws of its jurisdiction of organization and (b) has adequate power and authority and legal right to own or hold under lease the properties it purports to own or to hold under lease and to carry on the business in which it is engaged or presently proposes to engage. Such Obligor has adequate power and authority to enter into this Agreement and each of the other Fundamental Documents to which it is a party, to borrow hereunder, to create the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and to perform its obligations under this Agreement and each of the other Fundamental Documents to which it is or is to become a party as contemplated by this Agreement.

        Section 4.2    Authority.

        The execution and delivery by such Obligor of this Agreement and each other Fundamental Document to which it is or is to become a party as contemplated hereby, the obtaining of Letters of Credit hereunder, the pledging of the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and the performance by such Obligor of its obligations in respect of this Agreement and the other Fundamental Documents in accordance with their respective terms, have been duly authorized by all necessary corporate action on the part of such Obligor and do not and will not (a) contravene any provision of the Constituent Documents of such Obligor, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or, except as contemplated by this Agreement, result in the creation or imposition of any Lien pursuant to the terms of any, mortgage, indenture, deed of trust, security agreement, pledge agreement, charge or other instrument to which such Obligor or any of its respective property is bound, (c) violate any law, governmental rule, regulation, order or decree of any court or administrative agency or governmental officer applicable to and binding upon such Obligor, (d) require any waiver, consent or other action by any governmental or regulatory authority or by any trustee or holder of any Indebtedness or obligations of such Obligor or (e) require the approval of the shareholders of such Obligor.

        Section 4.3    Binding Effect of Agreement and Other Fundamental Documents.

        (a)   This Agreement has been duly executed and delivered by such Obligor and the agreements contained herein constitute, and the agreements contained in each other Fundamental Document to which such Obligor is or is to become a party will, when each such other Fundamental Document is executed and delivered, constitute valid and legally binding obligations for such Obligor enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b)   Each Security Document executed and delivered on or after the date hereof will effectively create the Liens purported to be created thereby and such liens will be first-priority liens on the Collateral covered thereby, subject to no other liens (except Liens in favor of the Custodian).

        Section 4.4    Financial Information.

        The Parent and such Obligor have heretofore furnished to the Agent and each Lender accurate and complete financial data and other information based on its operations in previous years, and said financial data furnished to the Agent and each Lender is accurate and complete and fairly presents the financial position and the results of operations for the period indicated therein.

        Section 4.5    Material Adverse Change; No Default.

        There has been no material adverse change in the condition, financial or otherwise, of the Parent or such Obligor since the date of the most recent financial statement and no Default or Event of Default exists with respect to such Obligor.

        Section 4.6    Litigation.

        There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of such Obligor) threatened against the Parent or such Obligor that are reasonably likely (either individually or in the aggregate) to have a material adverse effect on the condition, financial or otherwise, of the Parent or such Obligor.

        Section 4.7    Compliance with Laws and Agreements.

        Such Obligor is in compliance with laws, regulations and orders of any governmental agency or authority applicable to it or its Properties and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on its condition, financial or otherwise.

ARTICLE V

COVENANTS

        Section 5.1    Affirmative Covenants.

        Each Obligor for itself covenants and agrees that so long as any Letter of Credit is outstanding:

        (a)   Maintenance of Corporate Existence. Such Obligor shall maintain its corporate existence, rights and franchises.

        (b)   Reporting Requirements. Such Obligor shall furnish to the Agent and each Lender:

          (i)    Annual GAAP Financial Statements. Within one hundred twenty (120) days following the end of the Parent's and such Obligor's fiscal year (or, if a registered company, such earlier date as the Parent's and such Obligor's Form 10-K is filed with the Securities and Exchange Commission) copies of:

            (x)   the consolidated and consolidating balance sheet of the Parent as at the close of such fiscal year, and

            (y)   the consolidated and consolidating statements of income, changes in surplus and cash flows of the Parent for such fiscal year,

  in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion thereon of PriceWaterhouseCoopers or other firm of independent public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Majority Lenders, to the effect that the financial statements have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with GAAP the financial condition of the Parent as of the end of such fiscal year and the results of operations of the Parent for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

          (ii)   Quarterly GAAP Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period of the Parent and each Obligor (other than the fourth fiscal quarter of any fiscal year), copies of:

            (x)   the balance sheet of the Parent and each Obligor as at the end of such fiscal quarter, and

            (y)   the statements of income, changes in surplus and cash flows of the Parent and each Obligor for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter,

  in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and certified as presenting fairly in accordance with GAAP the financial condition of the Parent and each Obligor as of the end of such period and the results of operations for such period by a senior officer of the Parent or the Obligor, as applicable, subject only to normal year-end accruals and audit adjustments and the absence of footnotes.

          (iii)  Annual/Quarterly Reports. Concurrently with the delivery of the financial statements required pursuant to subsections (i), (ii), (vi) and (vii) of this Section, copies of all reports required to be filed with any Applicable Insurance Regulatory Authority in connection with the filing of such financial statements.

          (iv)  Management Letters. Promptly upon receipt thereof, copies of any reports or management letters relating to the internal financial controls and procedures delivered to the Parent and such Obligor by any independent certified public accountant in connection with an examination of the financial statements of the Parent or such Obligor, as applicable.

          (v)   Additional Information. Such additional information as the Agent or any Lender, through the Agent, may reasonably request concerning the Parent or such Obligor and for that purpose all pertinent books and other documents relating to its business, affairs and Properties, including Investments as shall from time to time be designated by the Agent or any Lender.

          (vi)  Annual SAP Financial Statements. As soon as available, and in any event within fifteen (15) days following the filing of such with the Applicable Insurance Regulatory Authority, copies of the (if required to be filed with a regulatory authority) SAP Financial Statements for such Obligor, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with SAP, all in reasonable detail and certified as presenting fairly in accordance with SAP the financial condition of such Obligor by a senior officer of such Obligor. Such Annual SAP Financial Statements shall be accompanied by a summary of the applicable fiscal year prepared by the management of the Obligor.

          (vii) Quarterly SAP Statements. As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period, copies of the unaudited SAP Financial Statements for such quarterly period of such Obligor setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with SAP, all in reasonable detail and certified as presenting fairly in accordance with SAP the financial condition of such Obligor, as applicable, as of the end of such period and results of operations for such period by a senior officer of such Obligor, as applicable, subject to normal year-end accruals and audit adjustments.

        (c)   Maintenance of Adjusted Collateral Value. Such Obligor shall at all times maintain Collateral in the Custodial Account maintained in its name in an amount such that the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations of such Obligor. Each Obligor agrees that if the Adjusted Collateral Value of the Collateral in the applicable Custodial Account is less than the sum of the Letter of Credit Obligations and the Reimbursement Obligations of such Obligor, the Agent may, and upon instruction from the Majority Lenders shall, require such Obligor to pay to the Custodian the amount of any such deficiency, which amount shall be payable by no later than 3:00 p.m. (Connecticut time) (i) on the date of notice by the Agent, if such notice is received before 12:00 p.m. (Connecticut time) or (ii) on the Business Day immediately following the date of notice by the Agent, if such notice is received after 12:00 p.m. (Connecticut time), and which payment shall be deposited by the Custodian into the applicable Custodial Account in the form of cash or Investments. At any time, other than after the occurrence and during the continuation of a Default or an Event of Default, an Obligor may substitute Collateral to the extent such substitution arises from normal trade activities within the Custodial Account in accordance with the provisions of Section 1 of the Security Agreement between the Obligor and the Agent.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

        Section 6.1    Events of Default Defined.

        With respect to each Obligor, each of the following is an "Event of Default:"

        (a)   failure by such Obligor to pay any amount payable by it hereunder on the date due;

        (b)   if the validity or enforceability of any Security Document to which such Obligor is a party shall be contested by any Person;

        (c)   if any representation or warranty made by or on behalf of such Obligor in this Agreement, in any other Fundamental Document or in any certificate, report or financial or other statement furnished to the Agent or any Lender at any time under or in connection with this Agreement, any other Fundamental Document or any other such document or agreement shall have been untrue in any material respect when made or deemed to have been made;

        (d)   default by such Obligor in the observance or performance of its covenants set forth in (i) Article V; or (ii) default by such Obligor in the observance or performance of its obligation to maintain the value of the Custodial Account maintained in its name in accordance with Section 1 of the Security Agreement between it and the Agent;

        (e)   default by such Obligor in the observance or performance of any other covenant or agreement contained in this Agreement or any other Fundamental Document and the continuance thereof unremedied for 10 days after receipt by such Obligor of written notice of such default from the Agent;

        (f)    an order shall be made by a competent court or a resolution shall be passed for the winding up or dissolution or rehabilitation of the Parent or such Obligor save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement on terms approved by the Majority Lenders (not involving the insolvency of the Parent or such Obligor) and save that if any such order or resolution is sought in an involuntary proceeding against any such Person, such Person shall have thirty (30) days from the commencement of such proceeding to obtain an order staying, vacating or dismissing such proceedings, or a petition shall be presented to, or an order shall be made by a competent court for the appointment of, an administrator of the Parent or such Obligor and such petition or order shall not have been stayed, vacated or dismissed within thirty (30) days after the presentation of such petition or the making of such order;

        (g)   the Parent or such Obligor shall cease to carry on the whole or substantially the whole of its business, save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement (not involving or arising out of the insolvency of the Parent or such Obligor) which is permitted hereunder, or the Parent or such Obligor shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent by any competent court in a voluntary or involuntary bankruptcy or insolvency proceeding and, in the case of an involuntary proceeding, such adjudication or finding is not stayed, vacated or dismissed for thirty (30) days, or shall enter into any composition or other similar arrangement with its creditors generally;

        (h)   a receiver, administrator, liquidator or other similar official shall be appointed in relation to the Parent or such Obligor or in relation to the whole or a substantial part of its assets or to the Collateral or a distress, execution or other process shall be levied or enforced upon or out against, or any encumbrancer shall take possession of, the whole or a substantial part of its assets or the Collateral and in any of the foregoing cases, such action or person shall not be discharged, dismissed, vacated, stayed or bonded within thirty (30) days;

        (i)    any seizure, vesting or intervention by or under authority of a government occurs, by which the Parent's or such Obligor's management is displaced or its authority in the conduct of its business is curtailed;

        (j)    default by the Parent or such Obligor in (i) any payment of principal of or interest of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, provided that the aggregate principal amount of all such Indebtedness which would then become due and payable would equal or exceed, in the case of the Parent or such Obligor, $15,000,000; or

        (k)   One or more judgments or decrees shall be entered against the Parent or such Obligor involving in the aggregate a liability (to the extent not paid or covered by insurance) of, in the case of the Parent or such Obligor, $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof.

        (l)    The Net Worth of the Parent shall be less than $750,000,000 as of the end of any fiscal quarter.

        Section 6.2    Remedies.

        (a)   Without limiting any other rights or remedies of the Agent or the Lenders provided for elsewhere in this Agreement or any other Fundamental Document, or by applicable law, or in equity, or otherwise, (i) if any Event of Default shall occur and be continuing with respect to any Obligor, the Agent may, and if requested by the Majority Lenders shall, by notice to such Obligor, declare all amounts owing under this Agreement from such Obligor and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of such Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by such Obligor, and (ii) if any Event of Default shall occur and be continuing with respect to the Parent, the Agent may, and if requested by the Majority Lenders shall, by notice to each Obligor, declare all amounts owing under this Agreement from each Obligor and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of such Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Obligor. The Agent may, and if requested by the Majority Lenders shall, immediately take any and all remedies with respect to the Collateral permitted by the Security Documents.

        (b)   Upon declaration as provided for above, the defaulting Obligor shall, as specified in written notice by the Agent, either (i) immediately deliver to the Agent, any amounts required to be paid in accordance with Section 5.1(c) hereof (the "Letter of Credit Amount"), or (ii) with the consent of the Beneficiary or Beneficiaries thereof, cause any Letters of Credit to be canceled forthwith in a manner satisfactory to the Majority Lenders. In addition to providing the Letter of Credit Amount, the defaulting Obligor shall provide the Agent with any documentation as the Agent may from time to time request to perfect its rights in the Letter of Credit Amount, including, without limitation, pledge agreements and financing statements in form and substance satisfactory to the Agent. The Agent shall hold the Letter of Credit Amount in its own name, for the benefit of the Issuing Lender and, subject to Section 2.3(a), the other Lenders, for the exclusive purpose of applying such Letter of Credit Amount toward the immediate payment of amounts which are thereafter drawn under any Letter of Credit, and, to the extent of such payment, the Reimbursement Obligations shall be deemed to be satisfied. Upon the expiry date of all Letters of Credit, any Letter of Credit Amount remaining after satisfaction of all Reimbursement Obligations shall be remitted to the order of the applicable Obligor. Each Obligor shall remain liable for the relevant amount of any deficiency in respect of its Letter of Credit Obligations and Reimbursement Obligations.

        (c)   Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, no Letter of Credit shall be issued, renewed or extended under this Agreement without the unanimous consent of the Lenders.

ARTICLE VII

THE AGENT.

        Section 7.1    Authorization and Action.

        (a)   Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Fundamental Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Fundamental Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement, the other Fundamental Documents or applicable law.

        (b)   The Lenders agree to cooperate in good faith and in a commercially reasonable manner in connection with the exercise by the Agent of the rights granted to the Lenders by law, this Agreement and the other Fundamental Documents, including, but not limited to, providing necessary information to the Agent with respect to the Letter of Credit Obligations and Reimbursement Obligations and preparing and executing necessary affidavits, certificates, notices, instruments and documents. Subject to the authority of the Majority Lenders or other applicable number of Lenders as provided in this Agreement to direct the Agent in writing when such direction by the Lenders is required by this Agreement for such action, the Agent is hereby authorized to act for and on behalf of the Lenders in all day-to-day matters with respect to the exercise of rights described herein, such as the supervision of attorneys, accountants, appraisers or others in connection with litigation or other similar actions. To the extent the Agent from time to time receives material notices and documentation from the Obligors in its capacity as Agent, and the Agent becomes aware that such notices and documentation have not otherwise been delivered by the Obligors to the Lenders, the Agent shall use reasonable commercial efforts to deliver copies of all such notices and documentation to each of the Lenders within a reasonable time following the Agent's receipt thereof.

        Section 7.2    Exculpatory Provisions; Agent's Reliance, Etc.

        Neither the Agent, nor its directors, officers, agents, employees or Affiliates shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement and the other Fundamental Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may consult with legal counsel (including counsel for the Obligors), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Fundamental Documents; (iii) shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement and the other Fundamental Documents on the part of the Obligors, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement and the other Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement and the other Fundamental Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or telecopy) purported to be genuine and signed or sent by the proper party or parties. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

        Section 7.3    Notice of Default.

        The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or an Obligor, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders; provided further, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement, the other Fundamental Documents or applicable law.

        Section 7.4    Fleet and Affiliates.

        With respect to its Commitment, the Letters of Credit, the Letter of Credit Obligations and the Reimbursement Obligations owed to it in its capacity as Issuing Lender, Fleet shall have the same rights and powers with respect to this Agreement or the Letters of Credit as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity. Fleet and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Obligors and their Affiliates and any of their respective Affiliates and any Person who may do business with or own securities of any Obligor or its Affiliates all as if Fleet were not the Agent, and without any duty to account therefor to the Lenders.

        Section 7.5    Credit Decision.

        Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such information as it deems necessary (the receipt of which such Lender acknowledges), made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Fundamental Documents.

        Section 7.6    Indemnification.

        Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Obligors and up to such Lender's Pro Rata Share of any such amounts) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement and the other Fundamental Documents, or any action taken or omitted by the Agent under this Agreement and the other Fundamental Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Fundamental Documents, to the extent that the Agent is not reimbursed for such expenses by the Obligors.

        Section 7.7    Successor Agent.

        The Agent may not resign as Agent under this Agreement without the prior written consent of the Obligors. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent hereunder with the approval of the Obligors, which shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent's resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with the approval of the Obligors, which shall not be unreasonably withheld, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent under this Agreement by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement arising from and after the date of resignation. After any retiring Agent's resignation as Agent under this Agreement, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

        Section 7.8    Application of this Article to the Obligors.

        Notwithstanding anything to the contrary in this Article 7, the provisions of Sections 7.1, 7.2, 7.3, 7.5 and 7.6 shall be deemed to govern the rights and obligations as among the Lenders and the Agent only, and shall not be construed to affect any rights or obligations of the Obligors with respect to the Lenders and the Agent.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Amendments and Waivers.

        No amendment or waiver of any provision of this Agreement or any other Fundamental Document nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, the Obligors and the Majority Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, the written consent of all of the Lenders shall be required for any amendment or waiver having the effect of (i) extending the Facility Termination Date, extending the time of payment of principal, interest or fees on any Reimbursement Obligations or reducing or forgiving the principal amount thereof (other than by repayment), decreasing the Interest Rate, increasing the amount of any Lender's Commitment over the amount then in effect, (ii) amending the definition of Adjusted Collateral Value, (iii) reducing the percentage specified in the definition of Majority Lenders, (iv) amending or waiving any provision of Sections 2.3(a), 3.1, 3.2, 5.1(c), 6.2(b) or 8.1, (v) releasing any Collateral under the Security Documents (other than as permitted under Section 1 of the Security Agreement), or (vi) consenting to the assignment or transfer by an Obligor of any of its rights and obligations under this Agreement or any other Fundamental Agreement. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 8.2    Assignment; Participations.

        (a)   With the written consent of the Issuing Lender and the Agent (which consent shall not be unreasonably withheld), each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, all or a portion of its Commitment and the amounts under the Reimbursement Obligations owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance) with respect to such assignment shall in no event be less than $5,000,000 and shall be an integral multiple of $500,000 (or in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, any lesser increment), and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined in (c) below), an Assignment and Acceptance and a $3,500 non-refundable processing fee from the assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a Lender party hereto and, to the extent that rights and obligations (including any portion of any Commitment) hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations (including any portion of any Commitment) hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights to indemnification under Sections 2.6 and 8.5) and be released from its obligations under this Agreement arising after the date of assignment (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto.)

        (b)   By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligors or the performance or observance by the Obligors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.1(b) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Fundamental Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such assignee agrees that it will perform in accordance with the terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (vii) such assignee represents that such assignment will not result in any Prohibited Transaction.

        (c)   The Agent shall maintain at its address set forth on the signature pages hereto a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Reimbursement Obligations owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Obligors or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and its assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Obligors.

        (e)   Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the amounts under the Reimbursement Obligations owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Obligors, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement; provided, that no Lender shall transfer or grant any participation under which the participant shall have the right to approve any amendment to or waiver of this Agreement or any other Fundamental Document, except with respect to an extension of the Facility Termination Date or a reduction of the principal amount of or the rate of interest payable on the Reimbursement Obligations or any fees related thereto.

        (f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.2, disclose to the assignee or participant or proposed assignee or participant any information relating to the Obligors furnished to such Lender by or on behalf of the Obligors; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Obligors received by it from such Lender. The Agent, and Lenders and the Obligors hereby agree that each of them (and each of their respective directors, employees, representatives or agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure (as those terms are defined by Treasury Regulation Section 1.6011-4) of the transactions under this Agreement, and all materials of any kind, including opinions or other tax analyses, that are provided to any of them related to such tax treatment and tax structure, excluding any disclosure of the identities of parties to this Agreement, any pricing information or any other term or detail not related to the tax treatment or tax structure of the transactions hereunder. Except as provided above, the Agent and the Lenders agree that from the date hereof, they will not and will not permit their respective Affiliates and their Affiliates' respective directors, officers, employees and agents, including accountants, legal counsel and other advisors, without the prior written consent of the Obligor, to submit or disclose to or file with any Person, any confidential or non-pubic information relating to an Obligor, except to a regulatory body or agency having jurisdiction over the Agent or such Lender or where disclosure otherwise may be required by or pursuant to process of law.

        (g)   Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of such Lender's rights under this Agreement and the other Fundamental Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment or enforcement thereof shall release such Lender from its obligations hereunder or under any other Fundamental Document.

        Section 8.3    Addresses for Notices.

        All notices and other communications provided for hereunder shall be in writing unless otherwise stated herein and shall be delivered by e-mail, fax, hand delivery, or recognized courier service that provides delivery within two Business Days:

if to Reinsurance, at

    Wessex House
    45 Reid Street
    Hamilton HM 12
    Bermuda
    Attn: Chief Financial Officer
    Telephone: (441) 278-9200
    Facsimile: (441) 278-9230
    E-mail: first name.last name@archreinsurance.bm

if to Arch Company, at

    55 Madison Avenue
    2nd Floor
    P.O. Box 1988
    Morristown, New Jersey 07962-1988
    Attn: Chief Financial Officer
    Telephone: (973) 898-9575
    Facsimile: (973) 898-9570
    E-mail: first name initial.last name@archreco.com

if to Arch Insurance, at

    One Liberty Plaza
    53rd Floor
    New York, New York 10006
    Attn: Chief Financial Officer
    Telephone: (212) 651-6500

    Facsimile: (212) 651-6499
    E-mail: first name initial.last name@archinsurance.com

if to Alternative, at

    Victoria Hall
    11 Victoria Street
    Hamilton
    Bermuda
    Attn: Chief Financial Officer
    Telephone: (414) 297-9766
    Facsimile: (441) 292-1563
    E-mail:

if to the Agent or the Issuing Lender, at

    777 Main Street
    Hartford, CT 06115
    Attn: Lawrence Davis
    Telephone: (860) 952-7559
    Facsimile: (860) 986-1264
    E-mail: lawrence_m_davis@fleet.com

if to any other Lender, at the addresses set forth on Schedule 2 of this Agreement or to such other address as such party may specify to the other party, and shall be effective when delivered at the address specified in or pursuant to this Section.

        Section 8.4    Successors and Assigns.    This Agreement is a continuing obligation of each Obligor and shall, until the date on which all amounts due and owing hereunder are paid in full (i) be binding upon each Obligor, its successors and assigns, and (ii) inure to the benefit of and be enforceable by the Lender and its successors and assigns, provided, that any assignment of this Agreement or any part hereof by any Obligor shall be void.

        Section 8.5    Payment of Expenses and Taxes; Indemnities.

        (a)   (i) Reinsurance hereby agrees to pay or reimburse the Agent and the Lenders for all their out-of-pocket costs and expenses incurred in connection with the development, preparation and attention to the execution of the Fundamental Documents, and of documents embodying or relating to amendments, waivers or consents with respect to any of the foregoing, including the reasonable fees and out-of-pocket costs and expenses of counsel to the Agent and the Lenders, (ii) Reinsurance agrees to pay and to save the Agent and the Lenders from all registration, recording and filing fees and all liabilities with respect to, or resulting from, any delay by any Obligor in paying stamp and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, any of the

Fundamental Documents or any amendment, waiver or consent with respect thereto or the consummation of any of the transactions contemplated thereby, (iii) each Obligor agrees to pay or reimburse the Agent and the Lenders for all their out-of-pocket costs and expenses incurred in connection with the preparation and attention to the execution and issuance of Letters of Credit issued at the request of such Obligor and (iv) each Obligor agrees to pay or reimburse the Agent and the Lenders for all out-of-pocket costs and expenses incurred by it in connection with the enforcement or preservation of any rights against such Obligor under or in respect of this Agreement and the other Fundamental Documents (including the fees and expenses of lawyers retained by the Agent and the Lenders, including the allocated costs of internal counsel, and remuneration paid to agents and experts not in the full-time employ of the Agent and the Lenders for services rendered on behalf of the Agent and the Lenders) on a full indemnity basis. All such amounts will be paid by Reinsurance or the Obligors, as applicable, on demand.

        (b)   Each Obligor agrees to indemnify the Agent and each Lender, and their directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, losses, liabilities, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising as a consequence of (i) any failure by such Obligor to pay the Agent or any Lender, as required under this Agreement, punctually on the due date thereof, any amount payable by such Obligor to the Agent or any Lender or (ii) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Reimbursement Obligations of such Obligor, except to the extent caused by the Agent's or such Lender's negligence or willful misconduct or breach of this Agreement. Such losses, costs or expenses may include, without limitation, (i) any costs incurred by the Lender in carrying funds to cover any overdue principal, overdue interest, or any other overdue sums payable by the Obligor to such Lender or (ii) any losses incurred or sustained by any Lender in liquidating or reemploying funds acquired by such Lender from third parties.

        (c)   Each Obligor agrees to indemnify the Agent and the Lenders, and their directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, liabilities, losses, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) with respect to such Obligor relating to any transaction contemplated by this Agreement or any other Fundamental Document, any actions or omissions of such Obligor or any of such Obligor's directors, officers, employees or agents in connection with this Agreement or any other Fundamental Document, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        Section 8.6    Right of Set-Off.    Each Obligor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Agent and each of the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final, and regardless of whether such balances are then due to such Obligor) held by any of them for the account of such Obligor at any of the Agent's or the Lenders' offices, in Dollars or in any other currency, against any amount payable by such Obligor under this Agreement or any Letter of Credit that is not paid when due, taking into account any applicable grace period, in which case it shall promptly notify such Obligors thereof, provided that the Agent's or any Lender's failure to give such notice shall not affect the validity thereof. In furtherance thereof, each Obligor hereby grants to the Agent, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of such Obligor, now or hereafter in the possession, custody, safekeeping or control of the Agent or any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time after the occurrence of an Event of Default, without demand or notice (any such notice being expressly waived by each Obligor), the Agent may setoff the same or any part thereof and apply the same to any liability or obligation of such Obligor even though unmatured and regardless of the adequacy of any other collateral securing such Obligor's obligations hereunder. ANY AND ALL RIGHTS TO REQUIRE THE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES AN OBLIGOR'S OBLIGATIONS HEREUNDER, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. At the option of the Agent, if there is a separate revolving line of credit, line of credit, or other credit facility existing between the Agent and such Obligor, the Agent is irrevocably authorized to satisfy such Obligor's reimbursement obligation to the Lenders, in whole or in part, by making an advance under such facility.

        Section 8.7    Governing Law.    This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with the laws of the State of Connecticut without giving effect to the choice of law or conflicts of law principles thereof.

        Section 8.8    Consent to Jurisdiction.    Each Obligor hereby expressly submits to the non-exclusive jurisdiction of all federal and state courts sitting in the State of Connecticut, and agrees that any process or notice of motion or other application to any of said courts or a judge thereof may be served upon such Obligor within or without such court's jurisdiction by registered or certified mail, return receipt requested, or by personal service, at such Obligor's address (or at such other address as the Obligor shall specify by a prior notice in writing to the Agent), provided reasonable time for appearance is allowed. Each Obligor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue to any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state courts sitting in the State of Connecticut and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Agent may sue any Obligor in any jurisdiction where such Obligor or any of its assets may be found and may serve legal process upon such Obligor in any other manner permitted by law.

        Section 8.9    Waiver of Jury Trial.    EACH OBLIGOR, THE AGENT AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THIS AGREEMENT OR ENFORCEMENT OF THE FUNDAMENTAL DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS.

        Section 8.10    Interest.    All agreements between the Agent, each of the Lenders and the Obligors are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Agent, each of the Lenders and the Obligors in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the agreements executed herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Obligors, the Agent and the Lenders.

        Section 8.11    Table of Contents and Captions.    The Table of Contents hereof and captions herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        Section 8.12    Integration.    This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Letter of Credit and Reimbursement Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

        Section 8.13    Counterparts.    This Agreement may be executed in multiple counterparts each of which shall be an original and all of which when taken together shall constitute but one and the same Agreement.

        [Remainder of the Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD.
By:	/s/ DWIGHT EVANS Name: Dwight Evans Title: President
By:	Name: Title:
ARCH REINSURANCE COMPANY
By:	/s/ JOHN F. RATHGEBER Name: John F. Rathgeber Title: Managing Director & Chief Operating Officer
ARCH INSURANCE COMPANY
By:	/s/ FRED S. EICHLER Name: Fred S. Eichler Title: Senior Vice President & Chief Financial Officer
ALTERNATIVE RE LIMITED
By:	/s/ DAWNA FERGUSON Name: Dawna Ferguson Title: Secretary

FLEET NATIONAL BANK, as Agent and Issuing Lender
By:	/s/ LAWRENCE DAVIS Name: Lawrence Davis Title: Portfolio Manager
COMERICA BANK, as Lender
By:	/s/ MARTIN G. ELLIS Name: Martin G. Ellis Title: Vice President
BARCLAYS BANK, as Lender
By:	/s/ JEREMY RITCHIE Name: Jeremy Ritchie Title: Relationship Director's Assistant

Schedule 1

Existing Letters of Credits

        Letters of Credit for the account of Arch Insurance Company

LOC Number	Issue Date	Outstanding Balance	Outstanding Balance in USD	Expiration Date
00000001372075	12/24/02	$943,600.00 USD	$943,600.00 USD	12/16/03
00000001411829	07/07/03	650,000.00 CAD	484,705.00 USD	06/30/04
00000001411818	06/30/03	5,000,000.00 USD	5,000,000.00 USD	06/30/04
00000001411819	07/03/03	5,000,000.00 USD	5,000,000.00 USD	06/30/04
TOTAL			$11,428,305.00 USD

        Letters of Credit for the account of Arch Reinsurance Company

LOC Number	Issue Date	Outstanding Balance	Outstanding Balance in USD	Expiration Date
00000001372385	12/31/02	$3,747.75 USD	$3,747.75 USD	12/31/03
00000001372386	12/31/02	209,640.50 USD	209,640.50 USD	12/31/03
00000001372387	12/31/02	521,937.80 USD	521,937.80 USD	12/31/03
00000001372388	12/31/02	1,500,000.00 USD	1,500,000.00 USD	12/31/03
00000001372389	12/31/02	1,325,245.00 USD	1,325,245.00 USD	12/31/03
00000001415461	07/01/03	6,500,000.00 USD	6,500,000.00 USD	06/30/04
TOTAL			$10,060,571.05 USD

        Letters of Credit for the account of Arch Reinsurance Ltd.

LOC Number	Issue Date	Outstanding Balance	Outstanding Balance in USD		Expiration Date
00000001325891	05/20/02	$24,092,000.00 USD	$24,092,000.00 USD	*	12/31/07
00000001331649	01/01/02	7,750,000.00 USD	7,750,000.00 USD	*	12/31/07
00000001338703	06/28/02	586,645.00 USD	586,645.00 USD		06/30/04
00000001360501	01/01/03	25,800,000.00 USD	25,800,000.00 USD		12/31/07
00000001360502	12/31/02	132,000.00 USD	132,000.00 USD		12/31/03
00000001360508	12/31/02	593,639.11 USD	593,639.11 USD		12/31/03
00000001360509	01/01/03	19,351,195.00 GBP	32,343,587.32 USD	*	12/31/07
00000001365884	12/04/02	10,000,000.00 USD	10,000,000.00 USD	*	12/31/06
00000001372055	12/24/02	543,113.54 USD	543,113.54 USD		12/31/03
00000001372059	12/24/02	954,442.56 USD	954,442.56 USD		12/31/03
00000001372060	12/24/02	84,934.15 USD	84,934.15 USD		12/31/03
00000001372065	12/24/02	226,074.16 CAD	168,583.50 USD		12/31/03
00000001372079	12/24/02	6,297,956.00 USD	6,297,956.00 USD		12/31/03
00000001372080	12/24/02	159,380.00 USD	159,380.00 USD		12/31/03
00000001372081	12/24/02	1,198,127.00 USD	1,198,127.00 USD		12/31/03
00000001372082	12/24/02	761,033.00 USD	761,033.00 USD		12/31/03
00000001372083	12/24/02	75,543.00 CAD	56,332.42 USD		12/31/03
00000001372084	12/24/02	82,440.72 USD	82,440.72 USD		12/31/03
00000001372085	12/24/02	415,035.00 USD	415,035.00 USD		12/31/03

00000001372086	12/24/02	181,750.44 USD	181,750.44 USD	12/31/03
00000001372088	12/24/02	1,191,273.30 USD	1,191,273.30 USD	12/31/03
00000001372089	12/24/02	207,891.00 USD	207,891.00 USD	12/31/03
00000001372090	12/24/02	1,694,744.00 USD	1,694,744.00 USD	12/31/03
00000001372091	12/24/02	245,442.06 USD	245,442.06 USD	12/31/03
00000001372093	12/24/02	75,362.59 USD	75,362.59 USD	12/31/03
00000001372095	12/24/02	1,480,229.00 USD	1,480,229.00 USD	12/31/03
00000001372097	12/24/02	2,170,738.00 USD	2,170,738.00 USD	12/31/03
00000001372098	12/24/02	875,000.00 USD	875,000.00 USD	12/31/03
00000001372099	12/24/02	3,770,659.00 USD	3,770,659.00 USD	12/31/03
00000001372141	12/30/02	6,579,829.19 USD	6,579,829.19 USD	12/31/03
00000001372146	12/26/02	355,096.45 CAD	264,795.42 USD	12/31/03
00000001372150	12/26/02	322,178.78 USD	322,178.78 USD	12/31/03
00000001372154	12/26/02	552,674.00 CAD	412,129.00 USD	12/31/03
00000001372270	12/30/02	13,499.68 USD	13,499.68 USD	12/31/03
00000001372390	12/31/02	1,034,000.00 USD	1,034,000.00 USD	12/31/03
00000001372392	12/31/02	2,748,570.00 USD	2,748,570.00 USD	12/31/03
00000001372393	12/31/02	408,294.00 USD	408,294.00 USD	12/31/03
00000001373397	12/31/02	409,750.80 USD	409,750.80 USD	12/31/03
00000001379144	12/31/02	329,378.00 USD	329,378.00 USD	12/31/03

00000001326034	05/20/02	24,092,000.00 USD	24,092,000.00 USD	12/31/07
00000001331665	5/30/02	7,750,000.00 USD	7,750,000.00 USD	12/31/07
00000001382482	03/17/03	19,351,195.00 GBP	32,343,587.32 USD	12/31/07
00000001410954	01/01/03	25,800,000.00 USD	25,800,000.00 USD	12/31/07
00000001365907	12/04/02	10,000,000.00 USD	10,000,000.00 USD	12/31/06
TOTAL			$162,234,763.58 USD
*
INDICATES BACK-TO-BACK LETTERS OF CREDIT (originally issued to Fleet National Bank) which are not included in the Total of Outstanding Balances in USD.

        Total Outstanding LCs in USD as of the Closing Date:

ARCH INSURANCE COMPANY	$11,428,305.00
ARCH REINSURANCE COMPANY	$10,060,571.05
ARCH REINSURANCE LTD.	$162,234,763.58
TOTAL	$183,723,639.63

Schedule 2

Commitments and Notice Addresses of the Lenders

Lender	Notice Address	Commitment	Pro Rata Share
Fleet National Bank	777 Main Street Hartford, CT 06115 Attn: Lawrence Davis Telephone: (860) 952-7559 Facsimile: (860) 986-1264 E-mail: lawrence_m_davis@fleet.com	$140,000,000	56%
Barclays Bank	54 Lombard Street London EC3V 9EX Attn: Richard Askey Telephone: +44 (0) 207 699 3124 Facsimile: +44 (0) 207 699 2407 E-mail: richard.gl.askey@barclayscorporate.com	$60,000,000	24%
Comerica Bank	500 Woodward Avenue Detroit, MI 48275-3331 Attn: Martin G. Ellis Telephone: (313) 222-9443 Facsimile: (313) 222-5466 E-mail: mgellis@comerica.com	$50,000,000	20%

Exhibit A

        [Form of Letters of Credit]

Exhibit B

        [Form of Security Agreement]

Exhibit C

        [Form of Standby Letter of Credit Application]

Exhibit D

Form of Assignment and Acceptance

Assignment and Acceptance

Dated                         , 20

Reference is made to the Amended and Restated Letter of Credit and Reimbursement Agreement dated as of April 17, 2002 and amended and restated as of August 12, 2003 (the "Agreement"), by and among Arch Reinsurance Ltd. ("Reinsurance"), Arch Reinsurance Company ("Arch Company"), Alternative Re Limited ("Alternative") and Arch Insurance Company (formerly known as First American Insurance Company) ("Arch Insurance," each of Reinsurance, Arch Company, Alternative and Arch Insurance, individually, an "Obligor" and collectively, the "Obligors"), the lenders from time to time party to such Agreement (the "Lenders"), and Fleet National Bank ("Fleet"), as agent for the Lenders (when acting in such capacity and not as a Lender or the Issuing Lender, the "Agent") and as Issuing Lender. Terms defined in the Agreement are used herein with the same meaning.

                                 (the "Assignor") and                          (the "Assignee") agree as follows:

        1.     The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the percentage interest specified on Schedule 1 hereto in and to all of the Assignor's rights and obligations under the Agreement as of the date hereof (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the date hereof), including without limitation, such percentage interest in the Assignor's Commitment, the Reimbursement Obligations owing to the Assignor, and the fees payable to the Assignor under the Agreement.

        2.     The Assignor (i) represents and warrants that as of the date hereof its Commitment (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the date hereof) is in the dollar amount specified as the Assignor's Commitment on Schedule 1 hereof and its Pro Rata Share of the aggregate outstanding Letter of Credit Obligations and Reimbursement Obligations (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the date hereof) is in the dollar amount specified as such on Schedule 1 hereto; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any party of any of its respective obligations under the Agreement or any other instrument or document furnished pursuant thereto.

        3.     The Assignee (i) acknowledges that other than as provided in this Assignment and Acceptance, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant hereto; (ii) acknowledges that the Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any party of any of its respective obligations under the Agreement or any other instrument or document furnished pursuant hereto; (iii) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 5.1(b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iv) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (viii) specifies as its notice address the office set forth beneath its name on the signature pages hereof.

        4.     Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent and the receipt of the consent hereto by the Borrower, unless otherwise specified on Schedule 1 hereto (the "Effective Date").

        5.     Upon such acceptance and recording by the Agent and such receipt of such consent by the Borrower, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except its rights to indemnification under Section 8.5 of the Agreement) and be released from its obligations under the Agreement arising prior to the Effective Date.

        6.     Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

        7.     This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
By
Name:
Title:
[NAME OF ASSIGNEE]
By
Name:
Title:
Address for Notices:

Attn:
Telephone:
Facsimile:
E-mail:
Accepted this day
of ,
FLEET NATIONAL BANK, as Agent
By
Name:
Title:

Schedule 1 to Assignment and Acceptance

Percentage interest assigned and assumed:		%

Assignor's Commitment:	$

Assignor's Pro Rata Share of aggregate outstanding Letter of Credit Obligations and Reimbursement Obligations:	$

Commitment assumed by Assignee:	$

Commitment retained by Assignor:	$

Effective Date of Assignment and Acceptance:			, 20

QuickLinks

  Exhibit 10.5
AMENDED AND RESTATED LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT
ARTICLE I DEFINITIONS AND INTERPRETATION
ARTICLE II TERMS OF THE LETTER OF CREDIT FACILITY
ARTICLE III CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS
ARTICLE VI EVENTS OF DEFAULT AND REMEDIES
ARTICLE VII THE AGENT.
ARTICLE VIII MISCELLANEOUS
  Schedule 2
Commitments and Notice Addresses of the Lenders
  Exhibit A
  Exhibit B
  Exhibit C
Form of Assignment and Acceptance Assignment and Acceptance Dated , 20